EXHIBIT 10.4

BERKELEY LIGHTS, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Siddhartha Kadia, PhD (“Executive”) and Berkeley Lights, Inc. (the “Company”), effective as of the date Executive commences employment with the Company (the “Effective Date”).

Background

A.The Board of Directors of the Company (the “Board”) recognizes that the possibility of an acquisition of the Company or an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.

B.The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.

C.The Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.

D.Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 9 below.

Agreement

The parties hereto agree as follows:

1.Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. Except as provided in Section 5 below, if Executive’s employment terminates for any reason, Executive shall not be entitled to any severance payments, benefits or compensation other than as provided in this Agreement.

3.Covered Termination Outside a Change in Control Period. If Executive experiences a Covered Termination outside a Change in Control Period, then, subject to (i) Executive delivering to the Company an executed general release of all claims against the Company and its affiliates in a form approved by the Company (a “Release of Claims”) that becomes effective and irrevocable in accordance with Section 14(a)(v) below, or such shorter period of time specified by the Company, following such Covered Termination and (ii) Executive’s continued compliance with Section 12 below, then in addition to any accrued but unpaid salary, benefits, vacation and expense reimbursements through the Termination Date payable in accordance with applicable law, the Company shall provide Executive with the following:

(a)Severance. During the period of time commencing on the Termination Date and ending on the twelve (12) month anniversary of the Termination Date, the Company shall continue to pay Executive his base salary at the rate in effect immediately prior to the Termination Date (disregarding any reduction to base salary in the prior 12 months). Such payments shall be made in accordance with the Company’s standard payroll practices, less applicable withholdings, beginning on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below, and with the first installment including any amounts that would have been paid had the Release of Claims been effective and irrevocable on the Termination Date.

(b)Target Bonus. Executive shall be entitled to receive an amount equal to twelve
(12) months of Executive’s target annual bonus as if achievement of performance goals at one hundred percent (100%) of target had occurred at the rate in effect immediately prior to the Termination Date (disregarding any reduction to base salary or target annual bonus in the prior 12 months), payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below.

(c)Continued Healthcare. If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall each calendar month directly pay, or reimburse Executive for, the Company’s portion of the premium (at the same rates in effect on the Termination Date) for Executive and Executive’s covered dependents through the earlier of (i) the twelve (12) month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 3(b), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.

4.Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, then, subject to (i) Executive delivering to the Company an executed Release of Claims that becomes effective and irrevocable in accordance with Section 14(a)(v) below, or such shorter period of time specified by the Company, following such Covered Termination and (ii) Executive’s continued compliance with Section 12 below, then in addition to any accrued but unpaid salary, benefits, vacation and expense reimbursements through the Termination Date payable in accordance with applicable law, the Company shall provide Executive with the following:

(a)Severance. During the period of time commencing on the Termination Date and ending on the eighteen (18) month anniversary of the Termination Date, the Company shall continue to pay Executive his base salary at the rate in effect immediately prior to the Termination Date (disregarding any reduction to base salary in the prior 12 months). Such payments shall be made in accordance with the Company’s standard payroll practices, less applicable withholdings, beginning on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below, and with the first installment including any amounts that would have been paid had the Release of Claims been effective and irrevocable on the Termination Date.

(b)Target Bonus. Executive shall be entitled to receive an amount equal to eighteen (18) months of Executive’s target annual bonus as if achievement of performance goals at one hundred percent (100%) of target had occurred at the rate in effect immediately prior to the Termination Date (disregarding any reduction to base salary or target annual bonus in the prior 12 months), payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable in accordance with Section 14(a)(v) below.

(c)Continued Healthcare. If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company each calendar month shall directly pay, or reimburse Executive for, the Company’s portion of the premium (at the same rates in effect on the Termination Date) for Executive and Executive’s covered dependents through the earlier of (i) the eighteen (18) month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 4(c), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.

(d)Equity Awards. Each outstanding and unvested equity award (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions), including, without limitation, each restricted stock, stock option, restricted stock unit and stock appreciation right, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse with respect to one hundred percent (100%) of the shares subject thereto (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions, which shall be governed by the terms of the applicable award agreement), as of immediately prior to the Termination Date. To give effect to the foregoing, upon the Termination Date, (i) the vested portion of such equity awards shall be remain outstanding and/or be exercisable for the period(s) of time set forth in the applicable equity award agreements, (ii) Executive’s outstanding equity awards shall cease vesting, and (iii) the unvested shares subject to Executive’s outstanding equity awards shall remain outstanding (but unvested) until the earlier to occur of (A) the original expiration date of the equity award and (B) ninety (90) day anniversary of the Date of Termination (the “Equity Award Period”). In the event a Change in Control has not been consummated by end of the Equity Award Period, then the unvested portion of Executive’s equity awards shall terminate immediately without further action as of such date. For avoidance of doubt, any unvested time based service vesting conditions for any performance- vesting award shall be deemed satisfied and vested on the Termination Date.

5.Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any other Company agreement, arrangement, policy or practice relating to Executive’s termination of employment with the Company (but, for the avoidance of doubt, excluding any cash bonus payable to Executive under Section 4(c)(ii) of the Employment Agreement upon a Change in Control); provided, however, that nothing in this Section shall cause Executive to receive severance benefits in the aggregate that are less than the payments and benefits set forth in Sections 3 or 4 hereof, as applicable. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits paid first in time being recharacterized as payments pursuant to the Company’s statutory obligation.

6.Deemed Resignation. Upon termination of Executive’s service for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

7.Other Terminations. If Executive’s employment with the Company terminates for any reason other than due to a Covered Termination, then Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, vacation and expense reimbursements through the Termination Date in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.

8.Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the

Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The Company will select an adviser (which is not providing any services to the Company’s acquirer) with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax, provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code to perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such adviser required to be made hereunder. The adviser shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company. Any good faith determinations of the adviser made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments or benefits pursuant to this Section 8 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

9.Definitions. The following terms used in this Agreement shall have the following meanings:

(a)“Cause” means the occurrence of any of the following: (i) Executive’s commission of any felony or other crime, in each case involving moral turpitude; (ii) Executive’s commission of any other act or omission involving fraud or intentional deceit with respect to the Company or any of its affiliates; (iii) any act or omission by Executive involving dishonesty that causes material injury to the Company or any of its affiliates; (iv) willful misconduct by Executive with respect to the Company or any of its subsidiaries; (v) any material breach of a fiduciary duty owed by Executive to the Company or its stockholders or Executive’s material contractual breach of this Agreement or any other agreement referred to herein (including the Confidential Information Agreement); or (vi) Executive’s willful continued failure to perform assigned duties consistent with his position after receiving written notification of the failure from the Company (and provided that the mere failure to attain performance objectives shall not constitute Cause). The determination that a termination of Executive’s employment is either for Cause or without Cause shall be made by the Board, in its reasonable good faith judgment. The Board shall provide Executive with written notice detailing the basis for the termination of employment for Cause. If the basis for Cause is curable, during the 30 day period after Executive has received such notice, Executive shall have an opportunity to cure or remedy such alleged Cause events and to present his case to the full Board (with the assistance of his own counsel).

(b)“Change in Control” has the meaning ascribed to such term under the Company’s 2020 Incentive Award Plan, as amended; provided, that such transaction must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A- 3(i)(5).

(c)“Change in Control Period” means the period of time commencing ninety (90) days prior to the closing of a Change in Control and ending on the twelve (12) month anniversary of the closing such Change in Control.

(d)“Covered Termination” means the termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason, in each case that, to the extent necessary, constitutes a Separation from Service.

(e)“Good Reason” shall mean that Executive has complied in all material respects with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events, without Executive’s prior written consent: (i) a material reduction of Executive’s annual base salary or annual target bonus amount (unless pursuant to a salary reduction program applicable generally to the Company’s senior management employees); (ii) a material reduction in Executive’s title, role or responsibilities or reporting relationship; (iii) relocation of Executive’s principal place of employment to a place greater than 50 miles from Executive’s then-current principal place of employment; or (iv) any material breach by the Company of any agreement with Executive.

(f)“Good Reason Process” shall mean that (i) Executive has reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) Executive has notified the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first time the Executive becomes aware of the occurrence of such condition; (iii) Executive has cooperated in good faith with the Company’s efforts, for a period of thirty (30) days immediately following the Company’s receipt of such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Executive terminates Executive’s employment with the Company within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(g)“Separation from Service” means a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

(h)“Termination Date” means the date on which Executive experiences a Covered
Termination.

10.Successors.

(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11.Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile), delivery by email or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s books and records.

12.Confidentiality; Non-Disparagement.

(a)Confidentiality. Executive hereby expressly confirms Executive’s continuing obligations to the Company pursuant to that certain confidentiality agreement by and between the Company and Executive (the “Confidential Information Agreement”).

(b)Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, either publicly or privately. Similarly, the Company agrees that it shall instruct its officers and directors to not disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 12(b) shall apply to any evidence or testimony required by any court, arbitrator or government agency.

(c)Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement or the Confidentiality Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

13.Dispute Resolution. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or to Executive’s employment or the termination thereof shall be resolved solely and exclusively by the terms of Section 8(g) in the employment agreement, dated March 8, 2022, entered into by and between the Company and Executive (“Employment Agreement”).

14.Miscellaneous Provisions.

(a)Section 409A.

(i)Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount constituting deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3 or 4 above unless Executive’s termination of employment constitutes a Separation from Service.

(ii)Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 14(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii)Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv)Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(v)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release of Claims (the form of which is attached hereto), (A) the Company shall deliver the Release of Claims to Executive within ten business days following Executive’s Termination Date, and the Company’s failure to deliver a Release of Claims prior to the expiration of such ten business day period shall constitute a waiver of any requirement to execute a Release of Claims, (B) if Executive fails to execute the Release of Claims on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release of Claims thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release of Claims, and (C) in any case where Executive’s Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release of Claims and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Termination Date, the date that is seven (7) days following the date upon which the Company timely delivers the Release of Claims to Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Termination Date, the date that is twenty one (21) days following the date upon which the Company timely delivers the Release of Claims to Executive, or, if Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 14(a)(v), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release of Claims (and the applicable revocation period has expired) or, in the case of any payments subject to Section 14(a)(v)(C), on the first payroll date to occur in the subsequent taxable year, if later.

(b)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold.

(c)Waiver. No provision of this Agreement shall be modified, waived or dis- charged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized member of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)Whole Agreement. This Agreement, the Employment Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior promises, arrangements and understandings regarding the same, whether written or unwritten. This Agreement may not be amended or terminated except in a written agreement (which expressly references this section) signed by the Company and Executive.

(e)Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without regard to its conflicts of law provisions.

(f)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provisions had never been contained herein.

(g)Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

(h)Executive Acknowledgement. Executive acknowledges that (i) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

(Signature page follows)

BERKELEY LIGHTS, INC.

By:	/s/ Gregory T. Lucier

Title:	Chairman of the Board

Date:	March 8, 2022

EXECUTIVE

By:	/s/ Siddhartha Kadia, PhD

Date:	March 8, 2022

ATTACHMENT

FORM OF RELEASE OF CLAIMS

GENERAL RELEASE OF CLAIMS1

This General Release of Claims (“Release”) is entered into as of    , 20 , between Siddhartha Kadia, PhD (“Executive”) and Berkeley Lights, Inc. (the “Company”) (collectively referred to herein as the “Parties”), effective eight days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes his acceptance of this Release as provided in Paragraph 2(d), below. This Agreement is being executed in connection with the terms of the Change in Control and Severance Agreement by and between the Parties dated as of March 8, 2022 (the “Severance Agreement”), which is incorporated herein by reference.

1.Termination of Employment. The Parties hereby acknowledge and agree that Executive’s employment, including his service in all positions that Executive held as an officer of the Company and as a member of the Company’s board of directors, ended effective as of [    ] (the “Termination Date”). The Parties acknowledge and agree that Executive is entitled to receive, and has received, payment of an amount equal to all accrued wages (including base salary and bonus compensation) earned through the Termination Date, including accrued vacation and any earned but unpaid annual performance bonus from the calendar year prior to the Termination Date, less applicable withholding, as well as reimbursement for all expenses incurred by Executive on behalf of the Company, which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

2.Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.

(a)On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Sarbanes-Oxley Act of 2002; the California Fair

1 NTD: To be updated for any changes in applicable law.

1

Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)Claims to enforce this Release;

(ii)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(iii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iv)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(v)Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(vi)Claims for indemnification under indemnification under the Company’s governing documents or any applicable law, and under the terms of any policy of insurance purchased by the Company;

(vii)Claims for the severance benefits Executive is entitled to receive in exchange for this Release under Section [3/4] of the Severance Agreement, including any current or future claims for vesting, acceleration of vesting, or any claims Executive may have as a stockholder of the Company; and

(viii)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c)EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST

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IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(d)In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

(i)This section and this Release are written in a manner calculated to be understood by Executive;

(ii)Executive has the right to consult with an attorney before signing this Release;

(iii)Executive has been given at least [twenty-one (21)] days to consider this Release;

(iv)Executive has seven (7) days after signing this Release to revoke it, and Executive will not receive the severance benefits provided in Section [3/4] of the Severance Agreement unless and until such seven (7) day period has expired. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 11:59 p.m. Pacific Time on the 7th day following Executive’s execution of this Release to [    ].

3.Executive Representations. Executive represents and warrants that:

(a)Executive has returned to the Company Property (as defined in that certain Employment Agreement by and between the Parties dated as of March 8, 2022 (the “Employment Agreement”)) which he had in his possession, custody or control at the time he signed this Release;

(b)Except as set forth herein or in any related agreement, Executive is not aware of any owed wages, commissions, bonuses or other compensation, other than wages through the date of the termination of Executive’s employment, any accrued, unused vacation earned through such date, and any severance payments that become due under the Employment Agreement;

(c)During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which he is currently, reasonably aware for which he might be entitled to compensation pursuant to worker’s compensation law; and

(d)Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.

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4.Maintaining Confidential Information. Executive reaffirms his obligations under that certain proprietary information and inventions assignment agreement entered into between Executive and the Company (the “Confidentiality Agreement”). Executive acknowledges and agrees that the severance benefits provided in the Severance Agreement shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.

5.Non-Disparagement. Executive and the Company reaffirm their non-disparagement obligation under Section 12(b) of the Severance Agreement.

6.Cooperation. Executive reaffirms his ongoing cooperation covenant set forth in Section 5(b)(i) of the Employment Agreement.

7.SEC Reporting. Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Executive will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report matching transactions, and the Company acknowledges it will file on behalf of the Executive in accordance with current practice if notified by Executive, if any, in Company common stock for six (6) months following the Transition Date. Executive further acknowledges that any transactions by Executive involving Company securities will remain subject to securities laws in all respects, including, without limitation, laws regarding trading on the basis of material nonpublic information.

8.Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

9.Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

10.Integration Clause. This Release and the severance benefits under the Severance Agreement contain the Parties’ entire agreement with regard to the separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written, except for the Confidentiality Agreement, the Employment Agreement and any equity award agreements. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and a duly authorized officer or director of the Company.

11.Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

12.Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EXECUTIVE		BERKELEY LIGHTS, INC.

By:
Siddhartha Kadia, PhD	Title

Date:	Date:

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